EXHIBIT 99.4
STOCK TRADING PLAN
     This Stock Trading Plan (the “Plan”) is being adopted by Heng Xing Yue Investments Limited (“Client”), as of the date below, to facilitate the sale of 20,000,000 ordinary shares in the form of 800,000 American Depositary Receipts (ADRs) (the “Shares”) of China GrenTech Corporation Limited (“Issuer”) pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).
     In order to diversify its investment portfolio, Client desires to sell the Shares. To dispel any inference that the Client is trading in the Shares on the basis of, while using, when in possession of, or when aware of material nonpublic information; or that the trades in the Shares evidence Client’s knowledge of material nonpublic information, or information at variance with Issuer’s statements to investors; Client has determined to engage Credit Suisse Singapore Branch (“CSSB”) to sell through its affiliate Credit Suisse Securities (USA) LLC (“CSSU”), a broker-dealer registered with the U.S. Securities and Exchange Commission, a pre-determined amount of Shares pursuant to the formula described in Exhibit A.
     Representations, Warranties and Covenants Regarding Compliance with Rule 10b5-1:
1. As of the date of this Plan, the Client is not aware of any material nonpublic information regarding Issuer and is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent CSSB from acting upon the instructions set forth in this Plan;
     2. The Client is entering into this Plan in good faith and not as part of any scheme to evade the prohibitions of Rule 10b5-1 adopted under the Exchange Act.
i.	The Client has not entered into, and will not enter into, any corresponding or hedging transaction or position with respect to the Shares;

ii.	Client acknowledges that CSSB will consult with CSSU in order to instruct sales of the Shares at prices and times beneficial to Client.
     3. The Client acknowledges that CSSU may make a market in the Shares and will continue to engage in market-making activities while executing transactions on the instructions of CSSB pursuant to the Plan; and
     4. The Client may not discuss with CSSB or CSSU the timing of the trading in the Shares on its behalf (other than to confirm these instructions and describe them if necessary).
     5. The Client agrees to inform CSSB as soon as possible of any of the following:

          i) any subsequent restrictions imposed on it due to changes in the securities (or other) laws or of any contractual restrictions imposed on the Client that would prevent CSSB or it from complying with the Plan, and
          ii) the occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under Section 9 or Section 14 of the Plan, respectively.
     Representations, Warranties and Covenants Regarding Compliance with Rule 144 and Rule 145
     6. Client understands and agrees that if it is an affiliate or control person for purposes of Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), or if the Shares subject to the Plan are restricted securities subject to limitations under Rule 144 or eligible for resale under Rule 145, then all sales of Shares under the Plan will be made in accordance with the applicable provisions of Rule 144.
            i) Client requests and authorizes CSSB to request and authorize CSSU to complete and file on the Client’s behalf any Forms 144 (pre-signed by it) necessary to effect sales under the Plan.
            ii) If appropriate, Client understands and agrees that, upon its prompt execution and delivery to CSSB of Form 144, CSSB will forward the Form 144 on to CSSU which will either: (a) make one Form 144 filing at the beginning of each three-month period commencing with the date of the first sale made in connection with the Plan, (b) file a Form 144 for each sale made in connection with the Plan, or (c) file according to CSSB’s instructions in compliance with the rules of the Securities Act.
            iii) Each Form 144 shall state the following: “This proposed sale is made pursuant to a plan intended to comply with Rule 10b5-1(c), previously entered into on ______________________, at which time Heng Xing Yue Investments Limited was not aware of material nonpublic information.”
            iv) CSSB will direct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations.
            v) Client agrees not to take any action or to cause any other person or entity to take any action that would require it to aggregate sales of Shares subject to the Plan with any other sales of shares as may be required by Rule 144; and not to take any action that would cause the sales of Shares under the Plan not to comply with Rule 144 or Rule 145.
     Stock Splits / Reincorporations/ Reorganizations

     7. In the event of a stock split or reverse stock split (or American Depositary Share-to-ordinary share ratio change), the quantity and price at which the Shares are to be sold will be adjusted proportionately.
     8. In the event of a reincorporation or other corporate reorganization resulting in an internal Issuer share-for-share exchange of new shares for the Shares subject to the Plan, then the new shares will automatically replace the shares originally specified in the Plan.
     Suspension
     9. Sales of Shares pursuant to the Plan shall be suspended where:
         i) trading of the Shares on the principal exchange or market on which the Shares trade is suspended for any reason;
         ii) CSSB & CSSU, in their sole discretion, determine that there is a legal, regulatory or contractual reason why they cannot effect a sale of Shares; or
         iii) CSSB is notified in writing by the Client or the Issuer that a sale of Shares should not be effected due to legal, regulatory or contractual restrictions applicable to the Issuer or to the Client (including without limitation, Regulation M).
     10. CSSB will resume sales in accordance with the Plan as promptly as practicable after (a) CSSB receives notice in writing from the Client or the Issuer, as the case may be, that it may resume sales in accordance with the formula described in Exhibit A in the case of the occurrence of an event described in Section 9(iii) or (b) CSSB determines, in its sole discretion, that it may resume sales in accordance with the formula described in Exhibit A in the case of the occurrence of an event described in Sections 9(i) or 9(ii).
     11. Shares allocated under the Plan for sale during a period that has elapsed due to a suspension under Section 9 will be carried forward to be sold with the next amount of shares to be sold in accordance with the formula described in Exhibit A.
     12. In the event the formula described in Exhibit A provides for an amount of Shares to be sold during a given period pursuant to a limit order, Shares that would otherwise be permitted to be sold during that period but are not sold due to a suspension under Section 9 shall, upon lapse of the suspension, nonetheless be carried forward to be sold with the next amount of Shares to be sold in accordance with the formula described in Exhibit A.
     13. CSSB is released from all liability in connection with any suspension of sales made in accordance with Section 9.
     Termination
     14. The Plan shall terminate on the earliest to occurrence of the following:

i)	the termination date specified in Exhibit A; or

ii)	the completion of all sales in Exhibit A;

iii)	CSSB & CSSU’s reasonable determination that: (a) the Plan does not comply with Rule 10b5-1 or other applicable securities laws; (b) Client has not complied with the Plan, Rule 10b5-1 or other applicable securities laws; or (c) Client has made misstatements in its representations or warranties in Sections 1-6 above that are false or materially inaccurate;

iv)	receipt by CSSB of written notice from the Issuer or Client of: (a) the filing of a bankruptcy petition by the Issuer; (b) a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part);

v)	receipt by CSSB of written notice of termination of the Plan from Client.
     Execution, Average Pricing and Pro Rata Allocation of Sales
     15. Client hereby agrees and acknowledges that:
i)	If its order to sell Shares pursuant to the Plan, whether market or limit, is handled by a CSSU trading desk on instructions from CSSB, its order shall be handled as “not held”. A “not held” or “working order” permits a CSSU trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order.

ii)	CSSU on instructions from CSSB may execute its order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) CSSU may aggregate Client’s order with other orders for other sellers of the Issuer’s securities that may or may not have been accepted pursuant to a Rule 10b5-1 sales plan, execute them as block or in multiple smaller transactions, and allocate an average price to each seller.
Notwithstanding anything to the contrary herein, all trades made in accordance with the Plan shall be effected pursuant to ordinary principles of best execution.
     Indemnification
     16. Client agrees to indemnify and hold harmless CSSB and its directors, officers, employees and affiliates, including CSSU, from and against all claims, losses, damages and liabilities, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, arising out of or attributable to CSSB’s actions taken in compliance with the Plan, because of any breach by Client of the Plan, or any violation by Client of applicable federal or state laws or regulations. This indemnification shall survive the termination of the Plan.
If Client is subject to the reporting requirements of Section 16 of the Exchange Act, CSSB will provide information regarding open market transactions under the Plan to a designated third party in accordance with the instructions provided below.
     17. Client authorizes CSSB to transmit information via facsimile and/or email regarding open market transactions under the Plan to:

Name: _________________	Name: _________________
Title:__________________	Title:__________________
Organization:____________	Organization:____________
Fax:___________________	Fax:___________________
Tel:___________________	Tel:___________________
e-mail:_________________	e-mail:_________________
i)	Client understands that reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by close of business on the day of the purchase or sale, but no later than the close of business on the first trading day following the purchase or sale.

ii)	Client acknowledges that CSSB (a) has no obligation to confirm receipt of any email or faxed information by the designated contact and (b) has no responsibility or liability for filing a Form 4 with the SEC or for compliance with Section 16 of the Exchange Act.

iii)	If any of the above contact information changes, or Client wishes to terminate this authorization, Client will promptly notify CSSB in writing. Client further authorizes CSSB to direct CSSU to transmit transaction information to a third party service provider who will make the information available to its designated representative(s) listed above.
     Amendments or Modifications
     18. Client may amend or modify the provisions of the Plan provided that:
     (i) any such amendment or modification is made at a time that Client and any person who controls it within the meaning of Rule 405 under the U.S. Securities Act of 1933, as amended, is not aware of material nonpublic information;

     (ii) any amendment or modification to the Plan must be in writing signed by the Client, the Issuer and CSSB and shall not take effect until 90 days after they are adopted. During the 90-day period between the adoption of amendments or modifications and their effective date, the unmodified Plan will remain in effect;
     (iii) any amendment or modification to the Plan shall contain a representation by Client that such modification is being made in “good faith” and at a time when they are not then aware of any material nonpublic information concerning the Issuer and its securities; and
     (iv) the Client acknowledges and understands that repeated modifications to the Plan could put into question the good faith element of Rule 10b5-1 under the Exchange Act.
     Governing Law
     19. This Plan shall be governed by and construed in accordance with the laws of the State of New York.
     Assignment
     20. The Plan may not be assigned by either party without the prior consent of the other party.
     Entire Agreement
     21. The Plan, together with Exhibit A, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and none of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided in the Plan.
     Descriptive Headings
     22. The descriptive headings of the Plan are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of the Plan.
     Counterparts
     23. The Plan may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties.

     Interpretation
     24. It is the intent of the parties hereof that the Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and the Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).
     The Authorized Signatories acting for and on behalf of the Client and the Issuer authorize and direct Issuer’s insider trading personnel to take all necessary steps to effect the instructions described in this Plan.

Heng Xing Yue Investments Limited Ms. Huang Yin, Director and authorized signatory
/s/ Huang Yin
(Signature)

Mr. Yu Rong, Director and authorized signatory
/s/ Yu Rong
(Signature)

Mr. Wang Qi, authorized signatory
/s/ Wang Qi
(Signature)

14 December, 2007
(Date)

Reviewed and authorized on
China Grentech Corporation Limited

By:	/s/ Gao Yingjie

Name:	Gao Yingjie

Title:	CEO & Chairman

Acknowledged and Agreed this 2nd day of January, 2008: Credit Suisse Singapore Branch
By:	/s/ Simon Sidler

	Name:	Simon Sidler

	Title:	Director

	By:	/s/ Philippe Clémenson

	Name:	Philippe Clémenson

	Title:	Managing Director

EXHIBIT A
Share Trading Formula
     This Plan shall apply to 20,000,000 ordinary shares in the form of 800,000 ADRs of China GrenTech Corporation Limited (“GRRF US”), and shall terminate upon the earlier of January 1, 2009, or the sale of 800,000 GRRF US.
•	Beginning January 1, 2008, sell 100,000 shares of GRRF US at a price per share of no less than $10.

•	Sell additional 100,000 shares of GRRF US at a price per share of no less than $11, for a possible total of 200,000 shares.

•	Sell additional 100,000 shares of GRRF US at a price per share of no less than $12, for a possible total of 300,000 shares.

•	Sell additional 100,000 shares of GRRF US at a price per share of no less than $13, for a possible total of 400,000 shares.

•	Sell additional 100,000 shares of GRRF US at a price per share of no less than $14, for a possible total of 500,000 shares.

•	Sell additional 100,000 shares of GRRF US at a price per share of no less than $15, for a possible total of 600,000 shares.

•	Sell additional 100,000 shares of GRRF US at a price per share of no less than $16, for a possible total of 700,000 shares.

•	Sell additional 100,000 shares of GRRF US at a price per share of no less than $17, for a possible total of 800,000 shares.

•	In no event shall CS sell more than the maximum allowable amount of Shares pursuant to Rule 144 in any three-month period during which this Plan is in effect.